UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014 (July 8, 2014)

KCAP Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 MADISON AVENUE

NEW YORK, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 455-8300

Not applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

KCAP Financial, Inc. (the “Company”) reconvened its Special Meeting of Shareholders on July 8, 2014 (the “Special Meeting”). The Special Meeting, originally scheduled for June 19, 2014, was adjourned in order to provide the Company with additional time to solicit additional votes to approve the one proposal submitted to the vote of the shareholders, which is described in detail in the Company’s proxy statement dated May 6, 2014. As of April 25, 2014, the record date for the Special Meeting, 33,367,942 shares of common stock were eligible to be voted, and of those shares, 19,361,214 were voted in person or by proxy at the Special Meeting.

The Company’s shareholders approved the proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock, par value $0.01 per share, at a price below the then current net asset value per share of such common stock. The results of the vote were as follows:

	Total Votes For	Total Votes Against	Total Votes Abstained
All Shareholders	14,688,209	4,274,233	398,772
All Shareholders Excluding Affiliates	9,861,244	4,274,233	398,772

Of the 33,367,942 shares of the Company’s common stock eligible to vote as of the record date for the Special Meeting, 28,540,977 shares of the Company’s common stock were held by persons or entities not affiliated with the Company. This motion received the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock entitled to vote at this meeting; and (ii) the holders of a majority of the outstanding shares of common stock entitled to vote at this meeting that are not held by affiliated persons of the Company. For purposes of this proposal, the Investment Company Act of 1940, as amended, defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at this meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2014	KCAP Financial, Inc.

	By:	/s/ Edward U. Gilpin
Name: Edward U. Gilpin
Title: Chief Financial Officer